Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2043	Nicki Kahner (investors)
Kim Wittig (media)	(212) 213-0006
631-962-2135
OSI Pharmaceuticals Announces Third Quarter 2007 Financial Results
- Reports Earnings of $0.59 Per Share From Continuing Operations —
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- Tarceva Global Net Sales of $226 Million Up 32% Over The Third Quarter of 2006
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- Total Revenue Up 77% Over The Third Quarter of 2006 -
MELVILLE, NEW YORK — October 25, 2007 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s third quarter ended September 30, 2007. The Company reported net income from continuing operations of $35.9 million (or $0.59 per share) for the three months ended September 30, 2007, compared with net income from continuing operations of $159,000 (or $0.00 per share) for the third quarter of 2006.
Total worldwide net sales of Tarceva® (erlotinib) for the third quarter of 2007, as reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $226 million representing a 32% growth in global sales compared to the same period last year. For the nine months ended September 30, 2007 worldwide Tarceva net sales were approximately $635 million representing a 38% increase over the same period last year.
The Company reported total revenues from continuing operations of $100 million for the third quarter of 2007 compared to revenues of $57 million for the third quarter of 2006, an increase of 77%. Revenues were comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $42 million, compared to $40 million in the third quarter of 2006, arising from the Company’s co-promotion arrangement with Genentech. The net revenues are based on total U.S. Tarceva net sales of $101 million, compared to $100 million in the third quarter of 2006. U.S. net sales for the third quarter of 2007 were negatively impacted by approximately $13 million of reserve adjustments due to unusually high product returns related to expiring inventory returned to Genentech;

•	Royalties of $25 million compared to $14 million in the third quarter of 2006 from Roche, the Company’s international partner for Tarceva. The royalty revenues are
-more-

based on total rest of world Tarceva sales of approximately $125 million which increased 77%, compared to the $71 million reported in the third quarter of 2006;

•	License, milestone and other revenues of $33 million compared with $3 million in the third quarter of 2006. The increase is comprised primarily of licenses, milestone and royalty income related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, the amortization of an upfront license fee related to a licensing agreement granted to Eli Lilly and Company, in January 2007, for our Glucokinase Activator program, and license revenue from Renovo in connection with their licensing agreement with Shire, plc for their TGF-beta 3 drug candidate Juvista®.
Operating expenses from continuing operations for the third quarter of 2007 were $64.4 million, compared to $56.8 million for last year’s third quarter. Research and development expenses for the third quarter of 2007 were $29.5 million compared to $29.8 million for the third quarter of 2006. The Company also recognized a $7.5 million in-process research and development charge related to its recently announced new drug discovery and translational research collaboration with AVEO Pharmaceuticals, Inc. Selling, general and administrative expenses for the third quarter of 2007 decreased to $24.8 million from $25.4 million for the third quarter of 2006. Operating expenses include $3.4 million (or $0.05 per share) of equity related compensation expense for the third quarter of 2007, compared to $2.9 million (or $0.05 per share) for the third quarter of 2006.
On November 6, 2006, we announced our intention to divest our eye disease business, a process which we expect to complete in 2007. Our eye disease business consists principally of Macugen® (pegaptanib sodium injection), our marketed product for the treatment of wet age-related macular degeneration, as well as research assets in the eye disease area. As a result of our decision to divest the eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, is shown as discontinued operations in the accompanying consolidated statement of operations. Earlier in the third quarter, the Company announced the sale of its anti-platelet derived growth factor (PDGF) aptamer program, a key Eyetech research asset to Ophthotech Corporation.
The Company’s net income, including results from discontinued operations, was $29.6 million (or $0.49 per share) for the three months ended September 30, 2007, compared with a net loss of $21.3 million (or $0.37 per share) reported for the third quarter of 2006.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on October 25, 2007 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-866-550-6338 (U.S.) or 1-347-284-6930 (international) to listen to the call. The conference ID number for the live call is 4724151. Telephone replay is available approximately two hours after the call through November 9, 2007. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 4724151.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$41,747	$39,833	$123,868	$114,699
Royalties on product licenses	25,413	14,231	67,252	33,157
License, milestone, and other revenues	33,210	2,741	65,602	23,856

Total revenues	100,370	56,805	256,722	171,712

Expenses:
Cost of goods sold	2,142	1,246	6,093	5,467
Research and development	29,489	29,750	87,384	86,249
Acquired in-process research and development	7,500	—	7,500	—
Selling, general and administrative	24,816	25,350	73,983	78,860
Amortization of intangibles	461	454	1,378	1,353

Total expenses	64,408	56,800	176,338	171,929

Income (loss) from continuing operations	35,962	5	80,384	(217)

Other income (expense):
Investment income — net	3,157	2,472	9,247	5,712
Interest expense	(1,811)	(1,843)	(5,423)	(5,498)
Other income (expense) — net	(1,404)	(475)	667	(1,902)

Net income (loss) from continuing operations	35,904	159	84,875	(1,905)
Loss from discontinued operations	(6,276)	(21,416)	(28,984)	(379,182)

Net income (loss) before extraordinary gain	29,628	(21,257)	55,891	(381,087)
Extraordinary gain	—	—	—	22,046

Net income (loss)	$29,628	$(21,257)	$55,891	$(359,041)

Basic and diluted income (loss) per common share:
Basic earnings (loss)
Continuing operations	$0.62	$0.00	$1.48	$($0.03)
Discontinued operations	$($0.11)	$($0.38)	$($0.50)	$($6.66)
Net income (loss) before extraordinary gain	$0.51	$($0.37)	$0.97	$($6.70)
Extraordinary gain	$0.00	$0.00	$0.00	$0.39
Net income (loss)	$0.51	$($0.37)	$0.97	$($6.31)
Diluted earnings (loss)
Continuing operations	$0.59	$0.00	$1.41	$($0.03)
Discontinued operations	$($0.10)	$($0.37)	$($0.46)	$($6.66)
Net income (loss) before extraordinary gain	$0.49	$($0.37)	$0.95	$($6.70)
Extraordinary gain	$0.00	$0.00	$0.00	$0.39
Net income (loss)	$0.49	$($0.37)	$0.95	$($6.31)

Weighted average shares of common stock outstanding:
Basic shares	57,756	56,974	57,536	56,918
Diluted shares	65,201	57,729	63,041	56,918

	September 30,	December 31,
	2007	2006
	Unaudited
Cash and investment securities (including restricted investments)	$291,123	$216,368

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation from Reported Income from Continuing Operations and Reported Diluted Income Per Share to Adjusted Income
from Continuing Operations and Income Per Share
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited

Reported net income (loss) from continuing operations	$35,904	$159	$84,875	$(1,905)
Non GAAP adjustments	317	—	(2,317)	2,605

Adjusted net income from continuing operations	$36,221	$159	$82,558	$700

Reported diluted income (loss) per common share from continuing operations	$0.59	$0.00	$1.41	$(0.03)
Non GAAP adjustments per share	0.00	—	(0.04)	0.04

Adjusted diluted income per common share from continuing operations	$0.59	$0.00	$1.37	$0.01

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Adjusted amounts shown above include the following:
Facility related restructuring charges (a)	$317	$—	$704	$2,605
Severance related restructuring charges (b)	—	—	1,081	—
Curtailment gain (c)	—	—	(4,102)	—

Total Non GAAP adjustments	$317	$—	$(2,317)	$2,605

(a)	Represents facility restructuring charges included in SG&A.

(b)	Represents a charge for severance related to planned workforce reductions of $363 included in R&D and $718 included in SG&A for the nine months ended September 30, 2007.

(c)	Represents a gain recorded in other income (expenses) — net as result of the curtailment of the Company’s post retirement medical plan.
The table above details the charges excluded in the calculation of the Company’s adjusted income from continuing operations. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.